UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Frontier Airlines Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FRONTIER AIRLINES HOLDINGS, INC.
7001 TOWER ROAD
DENVER, CO  80249-7312

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF FRONTIER AIRLINES HOLDINGS, INC.:

You are invited to attend the 2007 Annual Meeting of Stockholders of Frontier Airlines Holdings, Inc., a Delaware corporation, which will be held on Thursday, September 6, 2007 at 9:30 a.m. local time at the Renaissance Denver Hotel at 3801 Quebec Street, Denver, Colorado for the following purposes:

1.                                       To elect eight directors to the Frontier Airlines Holdings, Inc. board of directors.

2.                                       To transact any other business which is properly presented at the Annual Meeting or any adjournment of that meeting.

All stockholders of record on July 16, 2007 are invited to attend and vote at the meeting.  A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any Frontier Airlines Holdings stockholder at our principal offices located at Frontier Center One, 7001 Tower Road, Denver, Colorado for purposes germane to the Annual Meeting, during normal business hours from August 24, 2007 until the Annual Meeting.

We invite you to attend the meeting and look forward to seeing you there.  Representation of at least a majority of all outstanding shares is required to conduct the meeting.  Accordingly, it is important that your shares be represented at the meeting.   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD TO VOTE BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING PROMPTLY THE ENCLOSED PROXY CARD.  Even if you have given your proxy, you may still attend the meeting, revoke your proxy, and vote in person.  Your vote is important and we appreciate your cooperation in considering and acting upon these matters.

By order of the Board of Directors

July 27, 2007	FRONTIER AIRLINES HOLDINGS, INC.

/s/ David Sislowski
David Sislowski
Secretary

STOCKHOLDER COMMUNICATIONS

Our proxy statement and annual report on Form 10-K are available electronically.  You can elect to receive and access these materials and other stockholder communications electronically instead of by mail.  With electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail.  Electronic delivery of these materials conserves natural resources, significantly reduces our printing and mailing costs, eliminates duplicate mailings, and reduces the number of bulky documents in your personal files.  If you would like electronic delivery in the future, please vote online at www.proxyvoting.com/frnt and when prompted, indicate that you agree to receive future stockholder communications electronically.

WEBCAST OF ANNUAL MEETING

We are pleased to offer a webcast of our 2007 Annual Meeting.  You can access the webcast through the “Investor Relations” section of our website at www.frontierairlines.com.  Please access the website prior to the meeting and allow time to register for the webcast and download any necessary software. The webcast replay and the accompanying PowerPoint slide presentation will be available on our website for seven days following the meeting.

You will not be able to vote your shares via the webcast.  If you plan to listen to the webcast, please vote before the meeting using one of the methods described in the proxy statement.

Please Read the Entire Proxy Statement Carefully
Prior to Returning Your Proxy

FRONTIER AIRLINES HOLDINGS, INC.
7001 Tower Road
Denver, CO 80249-7312

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by Frontier Airlines Holdings, Inc. (“Frontier Holdings,” the “Company,” “we,” “us” or “our”) on behalf of our board of directors, for the 2007 Annual Meeting of Stockholders, which will be held on Thursday, September 6, 2007 at 9:30 a.m. local time at the Renaissance Denver Hotel at 3801 Quebec Street, Denver, Colorado, and any adjournment of that meeting. This proxy statement and form of proxy, together with our Annual Report to Stockholders, are being sent to stockholders on or about July 27, 2007.

We will pay the costs of soliciting proxies.  In addition to solicitation by mail, our regular employees may solicit proxies by personal interview, telephone, facsimile, e-mail, or other electronic means. These employees will not receive any additional compensation for soliciting activities.  We will reimburse brokers and other nominees for their reasonable expenses for soliciting proxies or authorizations from beneficial owners or forwarding proxy material to beneficial owners.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXY

Stockholders of record at the close of business on July 16, 2007 may vote at the Annual Meeting.  On July 16, 2007, there were  36,341,744 shares of our common stock outstanding and entitled to vote at the Annual Meeting.  Stockholders of record will have one vote for each share they hold on the matters to be voted on.

The presence of a majority of the total outstanding shares of common stock entitled to vote, in person or by proxy, constitutes a quorum and is necessary to conduct business at the Annual Meeting.  Abstentions and broker-dealer non-votes will be counted as “shares present” in determining whether this quorum has been reached. Assuming a quorum exists, the affirmative vote of a majority of the shares represented and entitled to vote at the meeting is necessary to elect directors and to approve other matters subject to vote at the Annual Meeting. Abstentions are counted as shares entitled to vote, and accordingly have the same effect as a vote against a matter.

The manner in which you may vote your shares depends on how your shares are held. If you own shares of record, meaning your shares of common stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of our stock transfer agent, Mellon Investor Services LLC, a proxy card for voting these shares is included with this proxy statement. If you own shares in street name, meaning that your shares of common stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this proxy statement that you may use to instruct your bank or brokerage firm how to vote your shares.

You may vote via the Internet or by telephone. If you own your shares in street name, however, not all banks and brokerage firms have arranged for Internet or telephone voting. You may also vote your shares by completing, signing, and returning the proxy card. For additional instructions on voting, please see your enclosed proxy card.

Internet and telephone voting are available 24 hours a day, and if you use one of these methods, you do not need to return your proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on September 5, 2007. The Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm your instructions were properly recorded. If you have Internet access, we encourage you to vote by Internet. It is convenient and saves us significant postage and processing costs.

Submitting your proxy will not affect your right to attend the meeting and vote in person. You may vote all of your eligible shares in person at the meeting, and your vote will revoke any proxy you previously granted. If you own common stock in street name and want to vote your shares at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. You may also revoke your proxy by sending written notice to our corporate secretary or by submitting a subsequent proxy before the Annual Meeting. If you own common stock in street name, you may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares.

Your proxy authorizes the persons named to vote your shares in the manner you direct. You may vote for all, some, or none of the director nominees or choose to withhold your vote. If you return your proxy without specifying how to vote, the persons named as proxies will vote your shares for the election of directors as described in “Proposal 1 — Election of Directors.”  The proxies will use their best judgment regarding other matters that properly come before the meeting. We are not aware of any matters, other then those discussed in this proxy statement, which will be presented at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Eight directors are standing for re-election to our board of directors. The nominees for the board of directors are D. Dale Browning, Rita M. Cuddihy, Paul S. Dempsey, Patricia A. Engels, B. LaRae Orullian, Jeff S. Potter, Robert D. Taylor and James B. Upchurch. Each of these nominees is currently a member of the board of directors, was nominated by our nominating and corporate governance committee, and was previously elected to our board of directors at our 2006 Annual Meeting of Stockholders, except for Ms. Cuddihy and Mr. Taylor, who were appointed by the board to fill vacancies since the 2006 Annual Meeting. Samuel D. Addoms, a founder and Chairman of our board of directors and our former president and chief executive officer, is retiring. We thank him for his long and dedicated service to our company and wish him well in his retirement.

Each of the nominees, if elected, will serve a one-year term from the date of election until the next annual meeting of stockholders and thereafter until his or her successor is elected and qualified. If there is a vacancy or addition of members to the board, our bylaws allow the board to appoint new members to fill the positions.

The board of directors recommends a vote “FOR” all nominees. As of the date of this proxy statement, the board of directors is not aware that any nominee is unable or will decline to serve as a director. If a nominee is unable to or declines to serve as a director, the board will designate a substitute nominee. If you submitted a proxy and a substitute nominee is designated, the proxy holders will vote for the election of the substitute nominee.

Under our bylaws, the election of directors requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

Nominees to Board of Directors

The following is biographical and other information as of July 27, 2007, about the nominees to the board of directors.

D. Dale Browning
Age 70
Director since July 1996

Mr. Browning is a retired bank and bankcard executive. Mr. Browning served from 1995 to 2001 as President and Chief Executive Office of ProCard, Inc., Golden, Colorado, and from 1993 to 1995 as a Senior Consultant to Visa International. He was President and Chief Executive Officer of the Colorado National Bank of Denver from 1986 through 1993, having concurrently served as Vice Chairman and Chief Operating Officer of Colorado National Bankshares and as Chief Executive Officer of Rocky Mountain BankCard System. In 1982 he founded Plus System, Inc., an international automatic teller machine network, and served as President of that company until 1993. Mr. Browning has served as a director of Central States Indemnity Company of Omaha since 1995.

Rita M. Cuddihy
Age 53
Director since November 2006

Ms. Cuddihy is currently the Senior Vice President, Renaissance North America with Marriott International, Inc.  Ms. Cuddihy served as the Regional Vice President, Northern California, Colorado, and Oklahoma for Marriott from 2004 to October 2006 and served as the Senior Vice President, Marketing for Marriott from 2002 to 2004. Prior to joining Marriott International, Ms. Cuddihy served as the President and CEO of US Airways Shuttle and in several executive level positions at US Airways from 1992 to 2001 in the areas of customer service, planning, and marketing. Ms. Cuddihy has almost 30 years of airline and travel industry experience, primarily in the areas of marketing and planning.

Paul S. Dempsey
Age 56
Director since July 1994

Dr. Dempsey has been Vice-Chair of our board of directors since 1996. Since 2002, Dr. Dempsey has been the Tomlinson Professor of Global Governance in Air & Space Law, and Director of the Institute of Air & Space Law at McGill University in Montreal, Canada. From 1979 to 2002, he served as Professor of Law and Director of the Transportation Law Program at the University of Denver. He was also Director of the National Center for Intermodal Transportation. For 13 years, he was host of KWGN-TV’s “Your Right to Say It” public affairs news program. He served as Legal Advisor to the Chairman, Interstate Commerce Commission, from 1981 through 1982; Attorney-Advisor to the Civil Aeronautics Board’s Office of General Counsel, and its Bureau of Pricing and Domestic Aviation from 1977 to 1979; and Attorney-Advisor to the Interstate Commerce Commission’s Office of Proceedings from 1975 to 1977. Dr. Dempsey holds the following degrees: A.B.J., J.D., University of Georgia; LL.M., George Washington University; and D.C.L., McGill University. Dr. Dempsey is a Fulbright Scholar and has authored fifteen books and more than 75 law review articles on issues of transportation law, economics, business and policy. His editorials have appeared in major newspapers and news magazines.

Patricia A. Engels
Age 56
Director since April 2004

From 2001 to 2004, Ms. Engels served as Executive Vice President, Products and Marketing for Qwest Communications, International, Inc. in Denver, Colorado, where she was responsible for the product management, marketing and pricing of Qwest’s $14 billion voice, data, and Internet Protocol product portfolio. Ms. Engels has extensive senior leadership experience with Fortune 500 companies including EDS Corporation, SBC Communications, Ameritech Corporation, and United Airlines. During her tenure with United, Ms. Engels served in several capacities, including President and CEO of Mileage Plus, Inc., Vice President of Market Development, and Director of Market Planning.

B. LaRae Orullian
Age 74
Director since July 1994

Ms. Orullian served as Chair of our board of directors from 1995 until 2001, when she became Vice Chair. Ms. Orullian continues to serve as Vice Chair of our board of directors with Dr. Dempsey. A long-time banker, she is Vice Chair of the board of directors of Holladay Bank, Holladay, Utah. From 1999 to 2003, she served on the board of directors and audit committee of Anthem, Inc., a publicly traded company headquartered in Indiana with operations in several states. Ms. Orullian is also on the board of directors of several other non-publicly traded companies in Colorado and Utah. In addition, she is past National President and former Chair of the Girl Scouts of the USA. Among numerous other business and civic activities, Ms. Orullian currently sits on the Colorado Supreme Court Disciplinary Hearing Board, and serves on the Board of Directors of Colorado Public Television / KBDI, Channel 12-TV. She was awarded a Doctorate in Humane Letters from Whittier College in 2004.

Jeff S. Potter
Age 47
Director since May 2001

Mr. Potter has been our President and Chief Executive Officer since April 2002. Mr. Potter became our Executive Vice President and Chief Operating Officer in May 2001 and was appointed President in August 2001. Mr. Potter served as Chief Executive Officer of Vanguard Airlines from May 2000 to April 2001. Prior to working for Vanguard Airlines, he was our Vice President of Marketing from 1995 to April 2000. He has over 20 years of airline and airline related experience, including regional director of commercial marketing for McDonnell Douglas Corporation and various positions with Pacific Southwest Airlines, Continental Airlines, Northwest Airlines, and the former Frontier Airlines.

Robert D. Taylor
Age 46
Director since September 7, 2006

Robert D. Taylor is a Founding Partner of Centinela Capital Partners, an alternative investment management firm focused on investments in and along side emerging managers.  Prior to joining Centinela, he was a founding partner of Blue Capital, a middle market private equity firm whose investment strategy centered on post-acquisition value-creation.  While at Blue Capital Mr. Taylor was responsible for all aspects of the investment process and firm leadership.  Prior to starting Blue Capital, Mr. Taylor was a partner at McKinsey & Company.  Over the course of an eleven-year career Mr. Taylor built an extensive background in improving the performance of large, complex for-profit and not-for-profit enterprises.  Mr. Taylor is a highly skilled and experienced counselor of chief executives and senior executive teams, with a track record of helping these executives improve their operations.  Mr. Taylor has served on the boards of numerous private companies, none of which are our affiliates or are publicly traded.  He also serves or has served on the board of several not-for-profit organizations, including the National Urban League, where he is currently Senior Vice Chairman, the Los Angeles Urban League, California Science Center, Stanford Graduate School of Business Management Board, and Stanford Law School Board of Visitors.  Mr. Taylor earned a B.S. in engineering, summa cum laude, from California State University, Northridge (1982), a J.D. from Stanford Law School (1986), and an MBA from the Stanford Graduate School of Business (1986)..

James B. Upchurch
Age 48
Director since October 1998

Since 1997, Mr. Upchurch has been the President and Chief Executive Officer of Caltius Capital Management, LP. He actively manages the investing and lending of approximately $500 million of capital committed to several mezzanine debt and private equity partnerships. Mr. Upchurch is also a member of the board of directors of several Caltius portfolio companies, none of which are our affiliates or are publicly traded.

Current Board Member Not Standing for Reelection

Samuel D. Addoms
Age 67
Director since May 1994

Mr. Addoms became Chairman of our board of directors in 2001, having previously served as our President, Chief Executive Officer, and Chief Financial Officer. Mr. Addoms served as our Executive Vice President, Treasurer and a director during our early development in 1993 through September 1994, when he became our President. He became Chief Executive Officer effective January 1, 1995, and assumed the position of Chief Financial Officer upon the resignation of our previous Chief Financial Officer on June 30, 2001. He retired from his executive positions in April 2002. His 40 years of management experience include positions as President and Vice President-Finance of Monfort of Colorado, President of the Denver National Bank and Vice President of Continental Illinois National Bank in Chicago.

Board Meetings, Committees, and Corporate Governance

During our fiscal year ended March 31, 2007, the board of directors held a total of nine meetings. All incumbent directors attended at least 75% of the aggregate meetings of the full board and the committees on which they served.

It is our policy that each director is expected to attend the annual meeting of stockholders. All of our directors who were directors at the time of last year’s annual meeting of stockholders attended last year’s annual meeting of stockholders.

Independence

Each of the directors other than Mr. Addoms, Chairman of the Board, and Mr. Potter, President and Chief Executive Officer, qualify as “independent” under the NASDAQ rules. The NASDAQ independence definition includes objective measures that disqualify a director from being independent, including whether the director is an employee of the company or has engaged in various types of business dealings with the company. These objective measures assist our board of directors in making determinations of director independence under the NASDAQ rules. Our board of directors makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although a director who is not disqualified under the NASDAQ rules will be presumed to be independent (except for purposes of serving as a member of the audit committee), our board may make an affirmative determination that a director is not independent based on its review of other factors.

Applying these standards and the NASDAQ independence criteria, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the board, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the company and the directors with regard to each director’s business and personal activities as they may relate to the company and its management.

Committees

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee. During our fiscal year ended March 31, 2007, the members of the audit committee were D. Dale Browning (Chair), Patricia A. Engels, B. LaRae Orullian, and Robert D. Taylor, each of whom is an “independent director” as currently defined by applicable law and NASDAQ rules. The audit committee, which held four meetings during fiscal year 2007, is responsible for appointing our independent auditors, reviewing all recommendations of our independent auditors and our internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by us, reviewing our periodic reports filed with the Securities and Exchange Commission (“SEC”) and otherwise overseeing our financial reporting. The audit committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. Additionally, the audit committee selects, engages, compensates, and oversees our independent auditors and pre-approves all services to be performed by them. The roles and responsibilities of the audit committee are described in detail in an audit committee charter adopted by our board of directors. A current copy of the audit committee charter is available on our website at www.frontierairlines.com.

Our board of directors has determined that each member of the audit committee meets the experience and independence standards required under the NASDAQ rules and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended. No member of the audit committee serves on the audit committee of more than three public companies. The board of directors has determined that both D. Dale Browning and B. LaRae Orullian qualify as an “audit committee financial expert.”

The board of directors will continue to monitor the standards for director independence established by applicable law and NASDAQ rules and will ensure that audit committee members continue to meet those standards. Additional information concerning the composition and role of the audit committee is set forth in the Report of the Audit Committee, which appears below in this proxy statement.

Compensation Committee. During our fiscal year ended March 31, 2007, the members of our compensation committee were Patricia A. Engels (Chair), Paul S. Dempsey, B. LaRae Orullian and William B. McNamara until his retirement from our board on September 7, 2006. Our board of directors has determined that each member is an “independent director” as currently defined by applicable law and NASDAQ rules. The duties of the compensation committee include evaluating and recommending to the board the compensation of our executive officers, including equity based compensation. The Chief Executive Officer reviews other executive officers’ performance and reports his evaluations to the compensation committee. In 2004, the compensation committee engaged Compensation Strategies, Inc., an outside global executive compensation consulting firm, to conduct a review of its total compensation program for the executive officers. Compensation Strategies provided the committee with relevant market data and alternatives that the committee considered in making its compensation decisions and developing the current executive compensation program.

The compensation committee, which held five meetings during fiscal year 2007, also reviews and recommends company-wide salary increases for employees and evaluates, recommends for adoption, and administers our benefit plans, including reviewing and granting equity incentives to eligible employees. The roles and responsibilities of the compensation committee are described in detail in a written charter adopted by the board. A current copy of the compensation committee charter is available on our website at www.frontierairlines.com.

Nominating and Corporate Governance Committee. During our fiscal year ended March 31, 2007, the members of our nominating committee were Paul S. Dempsey (Chair), James B. Upchurch, William B. McNamara until his retirement in September 2006,  and Robert D. Taylor, each of whom is an “independent director” as currently defined by applicable law and NASDAQ rules. The nominating committee held 4 meetings during fiscal year 2007. The duties of the nominating and corporate governance committee include identifying and recommending qualified individuals to serve as members of our board, determining the size of the board, recommending directors for appointment to board committees, and evaluating the board’s performance. The roles and responsibilities of the nominating and corporate governance committee are described in detail in a written charter adopted by the board. A current copy of the nominating and corporate governance committee charter is available on our website at www.frontierairlines.com. During fiscal year 2007, the nominating and corporate governance committee assisted the board of directors and each of the board committees in conducting evaluations to assess their effectiveness.

Consideration of Director Nominees

In making its recommendations regarding nominees to serve on our board of directors, the nominating and corporate governance committee reviews an individual’s qualifications, including a determination as to the independence of the candidate based on the independence requirements described above. If the nominee is being evaluated for re-nomination to the board of directors, the committee will assess the prior performance of the director. The committee will also periodically review the composition of the board of directors in light of its current challenges and needs and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

Stockholder Recommendations.  The nominating and corporate governance committee will consider nominees for our board of directors that a stockholder submits in writing. The committee will consider candidates recommended by a stockholder in the same manner in which other candidates are considered. A stockholder wishing to recommend an individual to stand for election as a director at an annual or special meeting of the stockholders must provide written notice of the recommendation, including (a) the name and address of the stockholder making the recommendation; (b) the information regarding the stockholder’s recommended nominee(s) that would be required to be included in our proxy statement filed under the proxy rules of the Securities and Exchange Commission if the board elects to nominate the nominee(s); (c) a representation of the stockholder as to the number of shares of our stock beneficially owned by the stockholder and the stockholder’s intent to appear in person or by proxy at the meeting to propose such nomination; (d) the written consent of the nominee(s) to serve as a member of our board if so nominated and elected; and (e) any additional information that the committee requests. The stockholder notice with appropriate supporting documentation and information should be submitted in writing to the nominating and corporate governance committee c/o David Sislowski, Corporate Secretary, Frontier Airlines Holdings, Inc., 7001 Tower Road, Denver, Colorado 80249.

Each stockholder recommendation will be processed expeditiously upon receipt of the stockholder notice with appropriate supporting documentation and information. If the nominating and corporate governance committee determines that a stockholder-recommended candidate is suitable for board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their stockholder notice with appropriate supporting documentation and information no later than March 1st of the year of that meeting.

Stockholder Nominations.  Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the nominating and corporate governance committee) must follow the procedures described under “Stockholder Proposals” below.

Corporate Governance

Our board of directors adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the Chief Executive Officer and the Chief Financial Officer. A current copy of the Code of Business Conduct and Ethics is available on our website at www.frontierairlines.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, or persons performing similar functions will be disclosed on our website at www.frontierairlines.com.

Current copies of the charters of the audit committee, the nominating and corporate governance committee, and the compensation committee are available on our website at www.frontierairlines.com. Printed copies of each are also available to a stockholder upon request. Requests for printed copies should be addressed to Frontier Airlines Holdings, Inc., Corporate Secretary, 7001 Tower Road, Denver, Colorado 80249.

Communicating with Directors

Our stockholders may send communications to the board of directors as a whole or the independent directors as a group. Any stockholder who wishes to communicate with the board may do so by writing to our Corporate Secretary, 7001 Tower Road, Denver, Colorado 80249. The Corporate Secretary will review all correspondence, and will regularly forward to the board a summary of all correspondence received and copies of correspondence that the Corporate Secretary determines to be of significant importance to the functions of the board or otherwise requires the board’s attention. The board may, at any time, review all correspondence received by the Corporate Secretary that is intended for the board and request copies of any of the correspondence. Each communication must state the full name of the stockholder and, if the stockholder is not a record holder of our stock, should be accompanied by appropriate evidence of stock ownership (such as brokerage account statement showing ownership of our stock).

Director Compensation

The table below summarizes the total compensation paid or earned by each of the non-employee directors for the fiscal year ended March 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	All Other Compensation ($)		Total ($)

Samuel D. Addoms	$75,000	$0.00	$361	(b)	$75,361
D. Dale Browning	$29,750	$21,849	—		$51,599
Rita M. Cuddihy	$12,050	$21,849	—		$12,050
Paul S. Dempsey	$34,250	$21,849	—		$56,099
Patricia A. Engels	$34,250	$21,849	—		$56,099
William B. McNamara	$15,250	$0.00	—		$15,250
B. LaRae Orullian	$30,500	$21,849	—		$52,349
Robert D. Taylor	$20,250	$43,698	—		$63,948
James B. Upchurch	$35,750	$21,849	—		$57,599

(a) This column represents the dollar amount recognized as compensation expense for financial statement purposes with respect to 2007 for the fair value of restricted stock granted in 2007 in accordance with SFAS 123R. Restricted stock awards are valued at the closing market price on the date of grant. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 12— Equity Based Compensation Plans of Notes to the Consolidated Financial Statements in our 2007 Form 10-K.

(b) Represents the dollar amount of the Employee Stock Option Plan (“ESOP”) contribution to Mr. Addoms during the fiscal year ended March 31, 2007.

As of March 31, 2007, each non-employee director had the following number of stock options and restricted stock units outstanding along with the grant date fair value for the respective grant.

Name	Fair Value at Grant Date — Stock Awards (per share)	Stock Awards (#)	Fair Value at Grant Date – Option Awards (per share)	Option Awards (#)
Samuel D. Addoms			$5.42	150,000
Dale D. Browning			$7.43	5,000
Dale D. Browning			$17.93	5,000
Dale D. Browning			$8.50	5,000
Dale D. Browning	$10.47	2,000
Dale D. Browning	$7.03	3,108
Rita M. Cuddihy	$10.47	3,108
Paul S. Dempsey			$7.67	7,500
Paul S. Dempsey			$10.00	15,000
Paul S. Dempsey			$7.43	5,000
Paul S. Dempsey			$17.93	5,000
Paul S. Dempsey			$8.50	5,000
Paul S. Dempsey	$10.47	2,000
Paul S. Dempsey	$7.03	3,108
Patricia A. Engels			$8.50	10,000
Patricia A. Engels	$10.47	2,000
Patricia A. Engels	$7.03	3,108
B. LaRae Orullian			$17.93	5,000
B. LaRae Orullian			$8.50	5,000
B. LaRae Orullian	$10.47	2,000
B. LaRae Orullian	$7.03	3,108
Robert D. Taylor	$10.47	6,216
James B. Upchurch			15,000	$13.59
James B. Upchurch			$7.43	5,000
James B. Upchurch			$17.93	5,000
James B. Upchurch			$8.50	5,000
James B. Upchurch	$10.47	2,000
James B. Upchurch	$7.03	3,108

Mr. Potter is the only director who is also an employee. Mr. Potter does not receive any additional compensation for serving as a director. Mr. Addoms retired as an executive officer of our company in April 2002 and receives compensation under the terms of his severance agreement as detailed below, but does not otherwise currently receive any additional compensation for serving as a director.

During our fiscal year ended March 31, 2007, each director, other than Mr. Potter and Mr. Addoms, received: (a) an annual retainer of $20,000; (b) board meeting fees of $1,500 per meeting attended in person and $750 per meeting attended telephonically; and (c)  3,108 restricted stock units of our common stock under the 2004 Equity Incentive Plan. Mr. Taylor and Ms. Cuddihy each received an intial grant of 3,108 restricted stock units of our common stock under the 2004 Equity Incentive Plan on the date each was appointed to the Board. Mr. Taylor also received the annual grant of 3,108 restricted stock units of our common stock under the 2004 Equity Incentive Plan.  The restricted stock units will vest on the third anniversary of the date of grant. Mr. Browning also received a $5,000 annual retainer for serving as the chair of the audit committee, Ms. Engels received an annual retainer of $3,000 for serving as the chair of the compensation committee, and Mr. Dempsey received an annual retainer of $3,000 for serving as the chair of the nominating and corporate governance  committee. The directors did not receive any additional compensation or fee for attending committee meetings.

Any new members of the board appointed during the fiscal year will receive an initial option for the purchase of 5,000 shares or equivalent restricted stock units of our common stock under the 2004 Equity Incentive Plan. Options or restricted stock units granted to members of the board will have an exercise price equal to the fair market value of our common stock on the date of the grants, will have a term of ten years, and will vest on the third anniversary of the date of grant or as otherwise determined by the board, provided, that, no options or restricted stock units will vest prior to the first anniversary of the date of grant.

We reimburse all of our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the board and committees on which they serve, and we permit them, their spouses, and dependent children to fly without charge on our scheduled flights on a stand-by basis.

Samuel D. Addoms Severance Agreement. On April 1, 2002, we entered into a Director Compensation Agreement with Samuel D. Addoms, Chairman of the board of directors and former President and Chief Executive Officer. The agreement, as amended to date, provides that he is entitled to (a) compensation of $75,000 per year for five years as long as he remains a member of our board of directors, (b) an option to purchase 200,000 shares of our stock under the 1994 Stock Option Plan at an exercise price of $17.00 per share awarded on April 1, 2002, which options are fully vested, (c) free lifetime air travel on our airline for Mr. Addoms and his spouse, (d) such group health, life insurance and other benefits for Mr. Addoms and his eligible dependents as are provided to, and for the same rates as, our officers, during Mr. Addoms’ employment, and (e) continued employment for five years at an annual salary of $25,000. In connection with this agreement, Mr. Addoms agreed not to become employed by or provide consulting services to any air carrier that competes with us for so long as he remains our employee or director. This agreement superseded the termination agreement executed by Mr. Addoms during the fiscal year ended March 31, 1999.

EXECUTIVE OFFICERS OF FRONTIER

In addition to Mr. Potter, our President and Chief Executive Officer, who is also a director, the following executive officers are not directors and serve at the discretion of the board of directors. Each of the officers devotes his or her full-time efforts to our affairs.

Name	Age	Position
Ann E. Block	57	Senior Vice President — In-Flight and Administrative Services
Christopher L. Collins	48	Senior Vice President —Operations
John B. Happ	51	Senior Vice President — Marketing and Planning
Paul H. Tate	56	Senior Vice President — Chief Financial Officer
Elissa A. Potucek	50	Vice President — Controller and Treasurer
David Sislowski	55	Vice President — General Counsel and Secretary

Ann E. Block has been our Senior Vice President, In-Flight and Administrative Services since November 2003. Prior to this appointment, she served as our Vice President, Human Resources and In-Flight Services. Before joining us in June 2000, she served as Director-Human Resources Strategy and Services for BlueCross BlueShield of Colorado. From 1971 to 1996, she served in various capacities with Public Service Company of Colorado. From 1996 to 1997, she served as Director, Total Compensation for HR Source, Inc.

Christopher L. Collins joined us in January 2006 as Senior Vice President, Operations. Mr. Collins has over 20 years of aviation experience. Prior to joining us, he served as Vice President, System Operations for JetBlue Airways from March 1999 to December 2005. Prior to JetBlue, he served Continental Airlines for over a decade in several different executive and senior management capacities including six years as Continental’s Vice President of Operations and Planning for its Micronesia operations.

John B. Happ joined us in August 2005 as Senior Vice President, Marketing and Planning. Mr. Happ has over 20 years of experience in strategic planning, sales, marketing management and business development within the aviation industry. He served as Senior Vice President, Marketing and Sales for ATA Airlines, Inc. from 2003 to 2005. In October 2004, ATA

Airlines, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code and emerged from Chapter 11 in February 2006. Prior to ATA, he served as Senior Vice President of Marketing and Sales for Hawaiian Airlines, Inc., which filed for Chapter 11 bankruptcy protection in March 2003, and has held various management positions with Continental Airlines, Inc. and Singapore Airlines, Ltd.

Paul H. Tate has been a Senior Vice President since May 2003 and our Chief Financial Officer since October 2001. Prior to joining us, he was Executive Vice President & Chief Financial Officer for Colgan Air, Inc., a U.S. Airways express carrier. His over 20 years of aviation experience includes positions with Atlantic Coast Airlines Holdings, Inc., where he served as Senior Vice President, Finance and Chief Financial Officer, Reno Air, Inc., where he served as Vice President, Finance and Chief Financial Officer, and Midway Airlines, Inc., where he served as Vice President, Information Systems and Vice President/Controller.

Elissa A. Potucek has been our Controller/Treasurer since June 1995 and Vice President since September 1996. From 1991 to 1995, she was Controller of Richardson Operating Company and Richardson Production Company, an oil and gas company based in Denver, Colorado. She served from 1990 to 1991 as Controller of Coral Companies, Inc., Denver, Colorado, having earlier held accounting positions with US West Paging, Inc., from 1988 to 1989, and KPMG Peat Marwick LLP, from 1985 to 1988.

David Sislowski has been Vice President, Administration, General Counsel and Secretary since April 2002. Prior to joining us, he served as general counsel at two different Denver asset-based finance institutions. From 1993 to 1999, he served as Vice President & Operations Manager and Corporate Counsel for MetLife Capital Corporation in Bellevue, Washington. He was in private practice at Bogle & Gates and Davis, Wright Tremaine in Seattle, Washington from 1988 to 1993, where his practice concentrated on aircraft finance and asset-based structured finance. He graduated with honors from Case Western Reserve University in Cleveland, Ohio and from the University of Washington School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of  July 16, 2007 by: (i) each director and nominee for director; (ii) each named executive officer listed in the Executive Compensation Table; (iii) all directors and executive officers as a group; and (iv) each person who we know owns beneficially more than five percent of our outstanding common stock. Unless otherwise specified, the address of each person named is 7001 Tower Road, Denver Colorado 80249-7312.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Ownership (1)
Directors and Named Executive Officers:
Samuel D. Addoms	277,720(2)	*
D. Dale Browning	60,000(3)	*
Rita M. Cuddihy	1,000	*
Paul S. Dempsey	40,500(4)	*
Patricia A. Engels	14,000(5)	*
B. LaRae Orullian	50,225(6)	*
Robert D. Taylor	0	*
James B. Upchurch	144,500(7)	*
Jeff S. Potter	223,232(8)	*
Ann E. Block	128,257(9)	*
Christopher L. Collins	4,871(10)	*
John B. Happ	8,376(11)	*
Paul H. Tate	113,732(12)	*
Other Executive Officers	190,555(13)	*
All directors and executive officers as a group (15 persons)	1,266,968(14)	3.49%

Five Percent and Greater Stockholders:

FMR Corp. Edward C. Johnson 3d Fidelity Management & Research Company Fid Balanced Equity Sub 82 Devonshire Street Boston, Massachusetts 02019	3,684,813	(15)	10.071%

Donald Smith & Co., Inc. 152 West 57th Street New York, New York 10019	3,658,672	(16)	9.99%

Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,137,661	(17)	8.58%

Technology Pioneer Corp. Lei Ding No. 16 Ke Yun Road, Zhong Shan Avenue Guangzhou, People’s Republic of China 510655	2,729,627	(18)	7.50%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,671,200	(19)	7.20%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,529,804	(20)	6.91%

Yong Ping Duan Enlight Foundation c/o Sy, Lee & Chen 362 W. Garvey Avenue Monterey Park, California 91754	2,474,859	(21)	7.50%

Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, Ltd. 45 Fremont Street San Francisco, California 94105	2,005,419	(22)	5.47%

CNH Partners, LLC CNH CA Master Account, L.P. Two Greenwich Plaza, 3rd Floor Greenwich, Connecticut 06830	1,961,693	(23)	5.09%

*              Less than 1%

(1)                                  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from July 16, 2007 upon the exercise of options, warrants or convertible securities that are held by such person. This table assumes a base of 36,341,744 shares of common stock outstanding as of July 16, 2007 which number does not include shares underlying outstanding options, warrants or convertible securities. This table also assumes the March 31, 2007 closing price of $6.01 for our common stock to determine the number of shares, if any, beneficially owned under an individual’s stock only stock appreciation rights (SOSARs).

(2)                                  Includes 150,000 shares Mr. Addoms has the right to acquire by exercising options, 10,000 shares held by Mr. Addoms’ spouse, and 5,720 vested shares allocated under the ESOP.

(3)                                  Includes 15,000 shares Mr. Browning has the right to acquire by exercising options.

(4)                                  Includes 37,500 shares Mr. Dempsey has the right to acquire by exercising options.

(5)                                  Includes 10,000 shares Ms. Engels has the right to acquire by exercising options.

(6)                                  Includes 10,000 shares Ms. Orullian has the right to acquire by exercising options.

(7)                                  Includes 30,000 shares Mr. Upchurch has the right to acquire by exercising options, and 40,000 shares held in trust for his sons.

(8)                                  Includes 180,000 shares Mr. Potter has the right to acquire by exercising options, 6,868 vested shares allocated under the ESOP, and 28,864 SOSARs.

(9)                                  Includes 117,000 shares Ms. Block has the right to acquire by exercising options, 2,944 vested shares allocated under the ESOP, and 8,313 SOSARs.

(10)                            Includes 106 vested shares allocated to Mr. Collins under the ESOP, and 4,765 SOSARs.

(11)                            Includes 144 vested shares allocated to Mr. Happ under the ESOP, and 8,232 SOSARs.

(12)                            Includes 97,000 shares Mr. Tate has the right to acquire by exercising options, 2,343 vested shares allocated under the ESOP, and 14,388 SOSARs.

(13)                            Includes 17,250 shares owned by executive officers not listed individually in this chart, 157,000 shares these other officers have the right to acquire by exercising options, 6,808 vested shares allocated under the ESOP to these other officers, and 9,497 SOSARs awarded to these other officers.

(14)                            Includes 314,475 owned shares, 803,500 shares related to stock options discussed above, 24,933 vested shares allocated under the ESOP, 74,060 SOSARs, and 50,000 shares held by directors’ family members.

(15)                            Reflects beneficial ownership as of December 31, 2006. Information with respect FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company and Fid Balanced Equity Sub is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(16)                            Reflects beneficial ownership as of December 31, 2006. Information with respect to Donald Smith & Co., Inc. is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007.

(17)                            Reflects beneficial ownership as of December 31, 2006. Information with respect to Dimensional Fund Advisors LP, f/k/a Dimensional Fund Advisors Inc. (DFA), is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007. The Schedule 13G notes that these shares are owned by various individual and institutional investors that DFA serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of reporting requirements under the Exchange Act, DFA may be deemed to be a beneficial owner of these shares; DFA, however, expressly disclaims that it is the beneficial owner of these shares.

(18)                            Reflects beneficial ownership as of February 27, 2007.  Information with respect to Technology Pioneer Corp. and Lei Ding is based solely on a Schedule 13G filed with the Securities and Exchange Commission on March 22, 2007.

(19)                            Reflects beneficial ownership as of December 31, 2006. Information with respect to T. Rowe Price Associates Inc. is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007.

(20)                            Reflects beneficial ownership as of December 31, 2006.  Information with respect to Lord, Abbett & Co. LLC is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(21)                            Reflects beneficial ownership as of June 13, 2007.  Information with respect to Yong Ping Duan and Enlight Foundation is based solely on a Schedule 13G filed with the Securities and Exchange Commission on June 18, 2007.

(22)                           Reflects beneficial ownership as of December 31, 2006.  Information with respect to Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. is based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007.   The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(23)                            Reflects beneficial ownership as of December 31, 2006.  CNH Partners, LLC and CNH CA Master Account, L.P. beneficially own 1,961,693 debt securities that are convertible into 1,961,693 shares of our common stock.  Information with respect to CNH Partners, LLC and CNH CA Master Account, L.P. is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Program Objectives and Design

The compensation committee, in conjunction with the entire board, determines the total compensation of our President and CEO and reviews and approves the compensation of our executive officers.  The compensation committee believes that an effective compensation program for our executive officers, including the Named Executive Officers (NEOs) listed in the Summary Compensation Table, will:

•                                          Attract, motivate, and retain top executive talent by providing comprehensive and market-competitive compensation, especially for high-impact positions that directly contribute to stockholder value creation;

•                                          Encourage a high level of performance by linking a significant amount of executive pay to our financial results and operating performance; and

•                                          Align employee and stockholder interests and motivate our executive team to achieve goals consistent with our business strategy and maximize long-term stockholder return.

Our executive compensation program is designed to reward the executive officers for our achievement of specific annual, long-term and strategic goals, and align the executive officers and stockholders’ interests by rewarding performance above established goals, with the ultimate objective of increasing stockholder value.  In order to meet these objectives, the program currently consists of base salary, annual incentives, long-term incentives, and benefits.  The compensation committee annually evaluates the executive officers’ compensation to ensure that we have the ability to attract and retain superior employees in key positions and the executive compensation program remains competitive compared to the compensation paid to similarly situated executives of our peer companies.

Determining and Setting Executive Compensation

The committee reviews the performance of our President and CEO at least annually. The CEO reviews other executive officers’ performance and reports his evaluations to the compensation committee. The CEO also recommends to and discusses with the compensation committee the non-equity compensation elements for executive officers, although the committee approves actual compensation awarded.  The compensation committee also approves all equity-based compensation to all employees, including the CEO and other executive officers.  The compensation committee generally makes decisions regarding base salary during a regularly scheduled meeting in September of each year and decisions regarding annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during March of each year. The compensation committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information.

In 2004, the compensation committee engaged Compensation Strategies, Inc., an outside global executive compensation consulting firm, to conduct a review of its total compensation program for the executive officers. Compensation Strategies provided the committee with relevant market data and alternatives that the committee considered in making its compensation decisions and developing the current executive compensation program.

A significant portion of each executive officer’s compensation opportunity consists of annual and long-term variable compensation that is contingent on the achievement of specific business and strategic goals, and is designed to align the executive officers’ interests with those of our stockholders.  Compensation varies among the executive officers and generally increases with increased responsibility. In addition, the mix of annual and long-term incentive compensation also varies with the relative weighting of long-term incentive compensation being greater for greater levels of responsibility.  Our annual compensation is cash-based, while long-term compensation consists of both cash and equity-based awards.  We do not have specific allocation goals between cash- and equity-based compensation or between annual- and long-term incentive compensation; instead, we rely on the process described below in our determination of compensation levels for each executive officer.

In consultation with Compensation Strategies, the compensation committee approved a group of companies (referred to in this discussion as the “peer companies”) to be used for annual benchmarking of our compensation program. These peer companies represent domestic low cost air carriers and regional air carriers with business activities and compensation programs similar to our own. Although the peer companies consist of companies that vary in size and markets served, we believe this group represents companies with which we compete for executive talent.

In order to determine competitive market levels, the compensation committee regularly reviews total compensation levels for similarly situated executives in these peer companies.  Each element of compensation as well as total compensation are quantified and reviewed to determine our competitiveness compared to the market.  On an annual basis, the compensation committee also reviews the compensation data of the peer companies as well as market data from published industry compensation survey sources.  In determining appropriate individual compensation levels for the NEOs, the compensation committee considers this competitive market compensation data, as well as the individual’s experience and skill set, internal equity considerations, and individual and Company performance.  Compensation levels for all NEOs, except the CEO, are approved by our board of directors, based on the recommendation of the compensation committee and the CEO.  In the case of the CEO, the board of directors reviews and approves compensation levels in executive session without the CEO or any other member of management present.

The group of peer companies used in the review of total compensation levels consists of those publicly traded low-cost carriers and regional airlines not in bankruptcy.  The compensation committee reviews the make-up of the group on an on-going basis.  The compensation committee also looks to larger airlines to evaluate compensation trends in the airline industry.  Each company included in the group is shown below:

Peer Group
Airtran Holdings, Inc.
Expressjet Holdings, Inc.
JetBlue Airways Corp.
MAIR Holdings, Inc.
Mesa Air Group, Inc.
Midwest Air Group, Inc.
Pinnacle Airlines Corp.
Republic Airways Holdings, Inc.
Skywest, Inc.
Southwest Airlines

Executive Compensation Components

For our fiscal year ended March 31, 2007, the principal components of the executive officers’ compensation were:

• Base salary

• Performance-based annual cash incentive compensation

• Long-term equity incentive compensation

• Long-term cash incentive compensation

Base Salary

Our policy is to set salaries for the executive officers at levels that are approximately 10% below the 50th percentile of the market for their respective assignments, with the ability to set actual base salaries based on an assessment of each officer’s experience and skill set, the external demand for comparably skilled individuals, the individual’s potential impact on our overall financial and operational performance, internal equity considerations, and individual and Company performance.  The compensation committee annually reviews base salaries, and any approved changes typically become effective as of the beginning of September.

On September 1, 2006, the compensation committee approved base salary increases for our NEOs ranging from 0% to 12.5%.  These adjustments reflect the committee’s assessment of individual performance, achievement of business objectives, and the committee’s desire to maintain the NEOs’ salary levels relative to the market. We believe that the NEOs’ adjusted base salaries were at or below the 50th percentile of the market.

On or about September 2007, the compensation committee will review base salary increases for our NEOs.  As with the prior years, the adjustments, if any, will reflect the compensation committee’s assessment of individual performance, achievement of business objectives, and the committee’s desire to maintain the NEOs’ salary levels relative to the market.  We believe that the NEOs’ current base salaries will continue to be at or below the 50th percentile of the market.

Annual Cash Incentive

We currently provide an annual cash incentive opportunity to the executive officers under our Executive Bonus Plan.  The annual cash incentive is designed to encourage the NEOs, other executive officers, and eligible key employees, to increase our performance through annual cash incentives.  We intend to target annual incentive bonus opportunities at approximately 10% above the 50th percentile of the market for the NEOs (given our below-market philosophy regarding base salaries), with the ability to set actual opportunities based on an assessment of each executive officer’s experience and skill set, the external demand for comparably skilled individuals, the individual’s potential impact on our overall financial and operational performance, internal equity considerations, and individual and company performance.  The objectives of the annual incentive are to ensure an appropriate amount of at-risk compensation, to reward the NEOs and other eligible employees on the basis of our profitability within the context of the airline industry, and to promote annual performance consistent with driving long-term stockholder value.  Incentive bonus opportunities are reviewed on a regular basis and potentially represent a significant portion of total compensation.

For our fiscal year ended March 31, 2007, we established pre-tax profit margin as the performance metric for the annual incentive.  We set minimum, target, and maximum pre-tax profit margins of 2%, 8%, and 12%, respectively, as the performance levels for fiscal year 2007.  The amount actually received by the participants depends on the extent of achievement of the performance levels.  Under this design, no payments will be made if the minimum performance level is not attained.  For the NEOs, target bonus opportunities for fiscal year 2007 ranged from 45% to 75% of base salary.  Initial payments for achievement of the minimum performance level would result in payments equal to 25% of the target opportunities, and achievement of the maximum performance level would result in payments equal to 150% of the target opportunities.  The initial payment amounts are then adjusted based on the percentile ranking of our pre-tax profit margin compared to the peer group.  If our ranking is equal to or less than the 25th percentile of the group, the initial payment amount is multiplied by 50%.  If our ranking is equal to the 50th percentile, the initial payment amounts are not changed.  If our ranking is equal to or greater than the 75th percentile, the initial payment amount is multiplied by 150%.  The determinations of the initial payments based on our pre-tax profit margin performance and the peer performance adjustments are interpolated for performance levels between those described above.  Finally, the peer adjusted performance payments may be increased or decreased by up to 20% in the discretion of the compensation committee. We believe that the NEOs’ target bonus opportunities were approximately equivalent to the 50th percentile of the market.

For our fiscal year ended March 31, 2007, we did not achieve a pre-tax profit margin of 2% and no annual cash incentive was awarded.  For the fiscal year ending March 31, 2008, we will continue to use the same annual incentive structure and performance measures.  Furthermore, the range of target opportunities for fiscal year 2008 will be 45% to 75% of base salary for the NEOs.  We believe that  the NEOs’ fiscal year 2008 target bonus opportunities are approximately equivalent to the 50th percentile of the market.

Long-Term Incentives

Our 2004 Equity Incentive Plan was approved by our stockholders at the 2004 Annual Meeting of Stockholders.  All equity incentives are granted in accordance with and subject to the 2004 Equity Incentive Plan.  Our executive officers have the opportunity to receive a combination of stock appreciation rights, restricted stock units and a cash incentive payment.  The long-term nature of these awards (three- and five-year vesting) is intended to promote high performance and achievement of corporate goals by executive officers and key employees, encourage the growth of stockholder value and allow the executive officers and key employees to participate in our long-term growth and profitability.

For our fiscal year ended March 31, 2007, our long-term incentive program consisted of annual awards of stock-only stock appreciation rights (SOSARs), restricted stock units (RSUs), and a performance-based cash incentive.  The program is designed to retain the NEOs and other executives and to focus their attention on our long-term performance.  More specifically, the SOSARs and RSUs directly align the executive officers’ financial interests with those of our  stockholders.  We intend to target the value of our long-term incentive awards at approximately 10% above the 50th percentile of the market for the executive officers (given our below-market philosophy regarding base salaries), with the ability to set actual opportunities based on an assessment of each executive officer’s experience and skill set, the external demand for comparably skilled individuals, the individual’s potential impact on our overall financial and operational performance, internal equity considerations, and individual and company performance.

SOSARs.  SOSARs, which are granted under our 2004 Equity Incentive Plan, are intended to directly link executive compensation to stockholders’ interests through awards the value of which is entirely dependent upon appreciation in our stock price from the date the awards are granted.  The SOSARs are typically granted during the first quarter of the fiscal year, have a ten-year expiration term, and vest 20% on each of the first five anniversaries of the grant.  This vesting schedule ensures that recipients remain employed with us for an appropriate length of time prior to being able to exercise the SOSARs.  The SOSARs’ exercise prices are equal to our closing common stock price on the date of grant.  The re-pricing of SOSARs is not permitted under our Equity Incentive Plan without stockholder approval.  The value of the SOSARs for each NEO is intended to represent approximately 40% of the NEO’s total long-term incentive compensation at the time of grant.

RSUs.  RSUs, which are granted under our 2004 Equity Incentive Plan, are intended to create an incentive to maximize stockholder value and to provide an incentive to remain through the full vesting date of the awards.  The RSUs are typically granted during the first quarter of the fiscal year and vest 100% on the fifth anniversary of the grant.  The value of RSUs for each NEO is intended to represent approximately 20% of the NEO’s total long-term incentive compensation at the time of grant.

Performance-Based Cash Incentive.  The performance-based cash incentive is intended to reinforce our strategic business goals, provide an incentive to remain with us, and to reduce the annual share usage under our 2004 Equity Incentive Plan.  The awards for the fiscal year ended March 31, 2007 cover the period from April 1, 2006 through March 31, 2009.  With respect to these awards, we established average pre-tax profit margin over the three-year performance period as the performance metric and set minimum, target, and maximum pre-tax profit margins of 4%, 8%, and 12%, respectively, as the performance levels.  The amount actually received by the participants depends on the extent of achievement of the performance levels.  Under this design, no payments will be made if the minimum performance level is not attained.  For the NEOs, the target opportunities for these awards ranged from $70,000 to $200,600.  Initial payment levels for achievement of the minimum performance level would result in payments equal to 50% of the target opportunities, and achievement of the maximum performance level would result in payments equal to 150% of the target opportunities.  The initial payments are then adjusted based on the percentile ranking of our average pre-tax profit margin compared to the peer group.  If our ranking is equal to or less than the 25th percentile of the group, the initial payment amount is multiplied by 50%.  If our ranking is equal to the 50th percentile, the initial payment amounts are not changed.  If our ranking is equal to or greater than the 75th percentile, the initial payment amount is multiplied by 150%.  The determinations of the initial payments based on our pre-tax profit margin performance and the peer performance adjustments are interpolated for performance levels between those described above.  The value of the performance-based cash incentive for each NEO is intended to represent approximately 40% of the NEO’s total long-term incentive compensation at the time of grant.

For the fiscal year ending March 31, 2008, we will continue to employ the same long-term incentive program as described above, including SOSARs, RSUs, and a performance-based cash incentive for the NEOs and other executive officers.

Other Benefits and Agreements

Our executive officers are provided with the same benefits, such as health insurance, life insurance, and participation in our Section 401(k) plan and Employee Stock Ownership Plan, as other full-time employees.  None of the executive officers is a party to employment or other written agreements with respect to their employment.  In addition, none of the executive officers receive any perquisites.

Deductibility of Executive Compensation

Certain awards made under our 2004 Equity Incentive Plan may qualify as performance-based compensation that will be fully deductible for federal income tax purposes under the $1 million cap rules of Section 162(m) of the Internal Revenue Code.  However, in order to design compensation programs that address our needs, we have not established a policy that mandates that all compensation must be deductible under Section 162(m).  The compensation committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to our success. For example, we have not structured our annual cash bonus plan to be “performance-based” for purposes of Section 162(m), although for our fiscal year ended March 31, 2007, total cash compensation for each NEO was below the $1 million limit. We grant some equity awards (such as restricted stock) that are not eligible for the Section 162(m) exception. Our 2004 Equity Incentive

Plan is intended to allow the compensation committee to approve performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the compensation committee deems appropriate.

Accounting for Stock-Based Compensation

Beginning on April 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Patricia A. Engels — Chair
Paul S. Dempsey
B. LaRae Orullian

Summary Compensation Table

The table below summarizes the cash and noncash compensation awarded to, earned by or paid to the Chief Executive Officer, the Chief Financial Officer and our next three most highly compensated executive officers during the fiscal year ended March 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (b)	Option Awards ($) (c)	All Other Compensation ($) (d)		Total ($)
Jeff Potter, President and CEO (a)	2007	$311,250	$0.00	$100,304	$200,595	$10,680		$622,829
Paul Tate, Chief Financial Officer	2007	$213,542	$0.00	$50,003	$99,998	$11,835		$375,378
John B. Happ, Sr. VP Marketing & Planning	2007	$225,000	$0.00	$56,251	$112,495	$3,742		$397,488
Christopher L. Collins, Sr. VP Operations	2007	$194,917	$0.00	$47,503	$94,996	$57,321	(e)	$347,862
Ann E. Block, Sr. VP In Flight & Administrative Services	2007	$183,125	$0.00	$35,000	$69,997	$10,665		$289,788

(a)  Mr. Potter is also a director, but receives no additional compensation for his service as a director.

(b)  This column represents the dollar amount recognized as compensation expense for financial statement purposes with respect to 2007 for the fair value of restricted stock granted in 2007 in accordance with SFAS 123R. Restricted stock awards are valued at the closing market price on the date of grant. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 12— Equity Based Compensation Plans of Notes to the Consolidated Financial Statements in our 2007 Form 10-K.

(c)  This column represents the dollar amount recognized as compensation expense for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock option stock appreciation rights granted in 2007 in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 12— Equity Based Compensation Plans of Notes to the Consolidated Financial Statements in our 2007 Form 10-K.

(d) This column includes the value of the ESOP allocated to each named executive officer (Potter - $3,180; Tate - $2,996; Happ - $3,180; Collins - $3,180; and Block — $2,593) and the 401(k) match we paid (Potter - $7,500; Tate - $8,839; Happ - $562; Collins - $7,266; and Block — $8,072).

(e)  In addition to the ESOP and 401(k) match, Mr. Collins received $46,875 in relocation assistance.

Grants of Plan Based Awards Table

The table below summarizes the cash and equity awards granted during the year ended March 31, 2007 to each of the named executive officers listed in the Summary Compensation Table.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (f)
Name	Date	Threshold (a)-	Target (b)	Maximum (c)	(#) (d)	(#) (e)	($/Sh)

Jeff Potter, President and CEO	04/03/06	$27,656	$221,250	$497,813	13,518	43,514	$7.42	$300,900
Paul Tate, Chief Financial Officer	04/03/06	$16,250	$130,000	$292,500	6,739	21,692	$7.42	$150,000
John B. Happ, Sr. VP Marketing & Planning	04/03/06	$18,281	$146,250	$329,063	7,581	24,403	$7.42	$168,750
Christopher L. Collins, Sr. VP Operations	04/03/06	$15,438	$123,500	$277,875	6,402	20,607	$7.42	$142,500
Ann E. Block, Sr. VP In Flight & Administrative Services	04/03/06	$12,031	$96,250	$216,563	4,717	15,184	$7.42	$105,000

(a) Each executive has a threshold incentive opportunity, payable in cash, if we achieve a pretax profit of 2% and are in the 25th percentile of performance of our peer group.  No payments will be made if our pre-tax profit is less than 2%.

(b)  Each executive has a target incentive opportunity, payable in cash, if we achieve a pretax profit of 8% and are in the 50th percentile of performance of our peer group.

(c)  Each executive has a maximum incentive opportunity, payable in cash, if we achieve a pretax profit of 12% and are in the 75th percentile of performance of our peer group.

(d)  Restricted stock vests five years from the grant date.

(e)  SOSARs will vest over five years, with 20% vesting on the first anniversary of the grant date and 20% vesting on the next four anniversaries of the initial vesting date.

(f)  This column represents the grant date fair value of the restricted stock awards and the value of the SOSAR awards under SFAS 123R.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 12— Equity Based Compensation Plans of Notes to the Consolidated Financial Statements in our 2007 Form 10-K.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

During our 2007 fiscal year, our named executive officers received approximately 55% of their total compensation reported in the Summary Compensation Table in the form of base salary. As more fully discussed in our “Compensation Discussion and Analysis” above, we believe that a substantial portion of each officer’s compensation should be in the form of equity awards.  Our compensation committee believes that placing our officer’s salaries at or below the 50th percentile for the market, and their incentive compensation in excess of the 50th percentile for the market, encourages the growth of stockholder value and allows the officers to participate in our long-term growth and profitability. Please see our “Compensation

Discussion and Analysis” above for a description of the objectives of our compensation program and overall compensation philosophy.

On April 3, 2006, the compensation committee granted restricted stock awards and SOSARs to our named executive officers. The restricted stock awards will vest on the fifth anniversary of their grant date and the SOSARs will vest 20% after the first anniversary of the grant date with the remainder vesting 20% on the next four anniversaries of the initial vesting date.

Outstanding Equity Awards at Fiscal year End

The table below summarizes the unexercised options and unvested stock awards as of March 31, 2007 for each of the named executive officers listed in the Summary Compensation Table.

	Option/SOSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeff Potter	40,000			$14.35	05/01/11
Jeff Potter	40,000			$10.70	11/01/11
Jeff Potter	50,000			$15.87	05/15/12
Jeff Potter	50,000			$17.93	09/04/13
Jeff Potter						9,980	(a)	$100,299
Jeff Potter	50,402	30,240	(b)	$10.05	04/02/15
Jeff Potter						13,518	(c)	$100,304
Jeff Potter	43,514	34,811	(d)	$7.42	04/03/16
Paul Tate	30,000			$8.00	10/03/11
Paul Tate	5,000			$15.87	05/15/12
Paul Tate	30,000	6,000	(e)	$4.98	10/02/12
Paul Tate	10,000	2,000	(f)	$6.15	05/22/13
Paul Tate	30,000			$16.97	10/02/13
Paul Tate						4,975	(a)	$49,999
Paul Tate	25,126	15,076	(b)	$10.05	04/02/15
Paul Tate						6,739	(c)	$50,003
Paul Tate	21,692	17,354	(d)	$7.42	04/03/16
John Happ						2,651	(g)	$33,350
John Happ	16,759	13,407	(h)	$12.58	08/02/16
John Happ						7,581	(c)	$56,251
John Happ	24,403	19,522	(d)	$7.42	04/03/16
Chris Collins						731	(i)	$6,404
Chris Collins	3,218	2,574	(j)	$8.76	01/10/16
Chris Collins						6,402	(c)	$47,503
Chris Collins	20,607	16,485	(d)	$742	04/03/16
Ann Block	27,000			$6.00	03/29/09
Ann Block	45,000			$8.55	05/25/10
Ann Block	30,000			$15.75	05/25/11
Ann Block	5,000			$15.87	05/15/12
Ann Block	10,000			$10.46	03/02/14
Ann Block						2,612	(a)	$26,251
Ann Block	13,191	7,915	(b)	$10.05	04/02/15
Ann Block						4,717	(c)	$35,000
Ann Block	15,184	12,147	(d)	$7.42	04/03/16

(a). Unvested restricted stock shares will vest on 04/01/2010.

(b)  Unvested SOSARS will vest in the amount of 20% of the original grant on 04/01/08, 04/01/09, and 04/01/10.

(c)  Unvested restricted stock shares will vest on 04/03/2011.

(d)  Unvested SOSARS will vest in the amount of 20% of the original grant on 04/03/08, 04/03/09, 04/03/10, and 04/03/11..

(e)  Unvested stock options will fully vest 10/02/07.

(f)  Unvested stock options will fully vest 05/22/08.

(g) Unvested restricted stock shares will vest on 08/01/2010.

(h) Unvested SOSARS will vest in the amount of 20% of the original grant on 08/02/07, 08/02/08, 08/02/09, and 08/02/10..

(i)  Unvested restricted stock shares will vest on 01/09/2011.

(j)  Unvested SOSARS will vest in the amount of 20% of the original grant on 01/10/07, 01/10/08, 01/10/09, 01/10/10..

Options Exercised and Stock Vested

During the fiscal year ended March 31, 2007, none of the named executive officers exercised any options or acquired  any shares on vesting.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended March 31, 2007, our compensation committee consisted of Patricia A. Engels (Chair), Paul S. Dempsey, B. LaRae Orullian, and William B. McNamara until his retirement from our board on September 7, 2006. There were no interlocking business relationships between us and any member of the compensation committee during the fiscal year.

REPORT OF THE AUDIT COMMITTEE

The audit committee assists the board of directors in reviewing our financial reporting process. In fulfilling its responsibilities, the audit committee (1) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Chief Executive Officer, and independent auditors prior to public release; (2) reviewed and discussed the audited financial information contained in the annual report with the Chief Financial Officer, Chief Executive Officer, and independent auditors prior to public release; (3) obtained from the independent auditors written disclosures and the letter describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (4) discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (5) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the audit committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.

The audit committee reviewed our audited financial statements as of and for the fiscal year ended March 31, 2007, with management and the independent auditors. Management is responsible for the preparation of our financial statements and the independent auditors are responsible for the examination of those statements. Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for filing with the Securities and Exchange Commission. The audit committee also approved the reappointment of KPMG LLP as our independent auditors, and the board of directors concurred in such approval.

AUDIT COMMITTEE MEMBERS

D. Dale Browning – Chair
B. LaRae Orullian
Patricia A. Engels
Robert D. Taylor

Equity Compensation Plan Information

The following table sets forth certain information regarding common stock that may be issued upon the exercise of options, warrants, and rights under our equity compensation plans as of March 31, 2007, including the 1994 Stock Option Plan and 2004 Equity Incentive Plan.

The following table summarizes our equity compensation plans as of March 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (1)	2,609,539	$10.07	1,776,602
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,609,539	$10.07	1,776,602

(1)            As of March 31, 2007, these figures include 2,414,593 outstanding options and SOSARs with a weighted average exercise price of $10.88, and 194,946 restricted stock units with a weighted average grant date market value of $8.36.  See Note 12 of Notes to Financial Statement in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for a description of equity based compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of these Section 16 reports, we believe that during and for the fiscal year ended March 31, 2007, our officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

 Policy on Related Person Transactions

Our nominating and corporate governance committee charter requires the nominating and corporate governance committee to review all related party transactions and determine whether the transactions are appropriate for us to undertake.  If appropriate, the nominating and corporate governance committee is authorized to approve the transaction.

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our bylaws. If a stockholder wishes to have a proposal appear in our proxy statement for next year’s annual meeting, under the regulations of the Securities and Exchange Commission, the proposal must be received by our corporate secretary at 7001 Tower Road, Denver, Colorado 80249-7312 on or before March 28, 2008. Any proposals received after June 7, 2008 will not be considered at our 2008 Annual Meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has acted as our independent public accountants continuously since 1994. A representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

KPMG LLP was selected by the audit committee to perform the audit function for fiscal year 2007. No independent registered public accounting firm has yet been selected to perform the audit function for fiscal year 2008. It is expected that the audit committee will approve the engagement of an auditor at a meeting to be held in September 2007, or subsequent thereto.

AUDIT AND NON-AUDIT FEES

The following table presents fees for audit services and other professional services provided by KPMG LLP for fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$896,000	$866,250
Audit-related Fees	$39,215	$30,000
Audit and Audit-related Fees	$935,215	$896,250
Tax Fees	$3,775	$9,033

All other Fees	-0-	-0-
Total Fees	$938,990	$905,283

For purposes of the preceding table, the professional fees are classified as follows:

Audit fees for March 31, 2007 consist of fees for professional services provided in connection with the audit of the consolidated financial statements,  the audit of internal control over financial reporting, and review of quarterly consolidated financial statements.

Audit-related fees relate to the audit of passenger facility charges, reviews of Securities and Exchange Commission (SEC) filings,  consents, registration statements, and assistance with responding to SEC comment letters.

Tax fees include fees for tax compliance.

Audit Committee Pre-Approval Policies and Procedures

Consistent with Securities and Exchange Commission rules regarding auditor independence, the audit committee pre-approves all audit and permissible non-audit services provided by the independent auditors. Prior to engaging the independent auditors, the audit committee reviews a list of audit, audit-related, and tax services that the independent auditor expects to provide during the fiscal year, as well as the proposed fees for each of these services. The audit committee pre-approves the services and the related proposed fees if the services are compatible with maintaining the auditor’s independence. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the initial annual proposal. In those instances, the audit committee must pre-approve the additional services and related fees before the independent auditors may be engaged to provide the additional services. All services KPMG LLP performed during fiscal year 2007 were approved under the audit committee’s pre-approval guidelines.

OTHER BUSINESS

This proxy statement describes all items of business that management will bring before the Annual Meeting. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

ANNUAL REPORT

Our 2007 Annual Report on Form 10-K, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this proxy statement. The Annual Report on Form 10-K is also available on the Internet at www.frontierairlines.com in the Investor Relations section.

PROXY

FRONTIER AIRLINES HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Jeff S. Potter, Paul H. Tate, and David Sislowski as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote at the 2007 Annual Meeting of Stockholders of Frontier Airlines Holdings, Inc., a Delaware corporation, which will be held on Thursday, September 6, 2007 at 9:30 a.m. local time at the Renaissance Denver Hotel at 3801 Quebec Street, Denver, Colorado, 80207 or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Address Change/Comments (Mark the corresponding box on the reverse side)

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SEE REVERSE SIDE

1. Election of eight directors
	FOR	WITHHOLD
01 D. Dale Browning,	ALL	FROM ALL
02 Rita M. Cuddihy,	NOMINEES	NOMINEES
03 Paul S. Dempsey,	☐	☐
04 Patricia A. Engels,
05 B. LaRae Orullian,
06 Jeff S. Potter,
07 Robert D. Taylor,
08 James B. Upchurch.

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided:

2.   To transact any other business which is properly presented at the Annual Meeting or any adjournment of that meeting.

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Dated:	, 2007

Signature of Stockholder

Signature of Stockholder

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.

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